    As filed with the Securities and Exchange Commission on December 22, 1998
                                                  Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                        LATTICE SEMICONDUCTOR CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                           ---------------------------
             DELAWARE                                        93-0835214
 (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                              5555 N.E. MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 681-0118
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           ---------------------------
                                STEPHEN A. SKAGGS
                             CHIEF FINANCIAL OFFICER
                              LATTICE SEMICONDUCTOR
                                   CORPORATION
                              5555 N.E. MOORE COURT
                          HILLSBORO, OREGON 97124-6421
                                 (503) 681-0118
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                           ---------------------------
                                    COPY TO:
                               JOHN A. FORE, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                           ---------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.
                           ---------------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           ---------------------------















                                            CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED           PROPOSED
                                                    AMOUNT             MAXIMUM             MAXIMUM              AMOUNT OF
          TITLE OF SECURITIES                       TO BE           OFFERING PRICE        AGGREGATE            REGISTRATION
            TO BE REGISTERED                      REGISTERED         PER SHARE(1)      OFFERING PRICE              FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share,
   upon exercise of warrants to purchase
   shares of Common Stock...................    50,098 shares          $47.875          $2,398,441.75             $666.77
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) The proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the "Securities Act"), under which rule the per share price is estimated by reference to the exercise price of the securities, which exercise price is $47.875.

                           ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1998

                             PRELIMINARY PROSPECTUS

                                  50,098 SHARES

                        LATTICE SEMICONDUCTOR CORPORATION

                                  COMMON STOCK
                               -------------------
    Lattice Semiconductor Corporation's Common Stock is traded on the Nasdaq
       National Market under the symbol "LSCC." On December 18, 1998, the last reported sale price for the Common Stock on the Nasdaq National Market was $42 7/8 per share.

                               -------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
          COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

                    The date of this prospectus is ________

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                   THE COMPANY

         Lattice Semiconductor Corporation was incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. Its principal executive offices are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, and its telephone number at that location is (503) 681-0118. The common stock of Lattice Semiconductor Corporation is traded on the Nasdaq National Market and is quoted under the symbol "LSCC."

                             DESCRIPTION OF WARRANT

         GENERAL

         This Prospectus relates to 50,098 shares (the "Shares") of common stock, $0.01 par value (the "Common Stock"), of Lattice Semiconductor Corporation (the "Company") which are issuable upon exercise of a warrant (the "Bain Warrant") issued to Bain & Company, Inc. ("Warrantholder") pursuant to a Warrant to Purchase Shares of Common Stock. The Bain Warrant was approved by the Board of Directors of the Company (the "Board") on May 5, 1998. As of the date of this Prospectus, there is an outstanding Bain Warrant to purchase an aggregate of 50,098 shares of the Company's Common Stock at an exercise price of $47.875 per share. This outstanding Bain Warrant expires on May 5, 2003 and vests on a monthly schedule of (i) 3,929 shares per month commencing March 1, 1998 and ending August 31, 1998, and (ii) 4,420 shares per month commencing September 1, 1998 and ending February 28, 1999. Upon exercise of the Bain Warrant, the exercise price must be paid in cash, certified check or cashier's check. The holder shall have the option to exercise the Bain Warrant pursuant to either the Standard Method or the Net Issuance Method (as those terms are defined in the Warrant to Purchase Shares of Common Stock attached hereto as Exhibit 4.1).

         CANCELLATION OF THE WARRANT

         If Warrantholder should for any reason cease to serve as a consultant of the Company, the Bain Warrant shall be exercisable only as to those Shares which had vested on the date of notice of termination. If Warrantholder temporarily ceases to serve as a consultant to the Company, then the vesting shall end as of the date services cease and shall resume when services are re-engaged. Nothing in the Bain Warrant shall confer upon Warrantholder any right with respect to continuation of a consulting relationship with the Company, nor shall it interfere in any way with the Company's right to terminate Warrantholder as a consultant at any time.

         LIMITED TRANSFERABILITY OF THE WARRANT

         The Bain Warrant may not be transferred, sold or assigned without the prior written consent of the Company. The Bain Warrant may be exercised only by Warrantholder or its permitted transferees. In addition, prior to the time this Registration Statement becomes effective with the Securities and Exchange Commission (the "Commission"), the Shares acquired upon exercise of the Bain Warrant may not be transferred or sold without giving written notice to the Company of such sale.

         CHANGES IN CAPITALIZATION

         The exercise price of the Bain Warrant and the number of shares of Common Stock issuable upon exercise of the Bain Warrant will be proportionately adjusted to reflect any stock split, stock dividend or like event affecting the Common Stock.

         MERGER, SALE OF ASSETS OR LIQUIDATION

         In the event of the proposed dissolution or liquidation of the Company, or the proposed sale of substantially all of the assets of the Company, or the proposed merger of the Company with or into another corporation, Warrantholder shall have the right to receive the kind and amount of shares of stock or other property that Warrantholder would have received if Warrantholder had exercised the Bain Warrant prior to such liquidation, merger or sale. The Board may, in its sole discretion, provide a 30-day period immediately prior to the event in which Warrantholder shall have the right to exercise its Bain Warrant as to all or any part of the Shares, including Shares as to which the Bain Warrant would not otherwise be exercisable.

                                 USE OF PROCEEDS

         The proceeds received by the Company upon exercise of the Bain Warrant from time to time will be used for general working capital purposes.

                           PRICE RANGE OF COMMON STOCK

         The following table sets forth the range of high and low sale prices of the Company's Common Stock for the indicated periods, as reported by the Nasdaq National Market. On December 18, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $42 7/8 per share. As of December 18, 1998, the Company had approximately 371 holders of record of the Common Stock.

                                                       HIGH           LOW
                                                     ---------      --------
Fiscal year ended March 29, 1997:
    First Quarter................................      36 1/4        21 5/8
    Second Quarter...............................      31 1/2        19 3/4
    Third Quarter................................      47            27 1/2
    Fourth Quarter...............................      54 7/8        39 3/4

Fiscal year ended March 28, 1998:
    First Quarter................................      62 5/8        41 1/2
    Second Quarter...............................      74 1/2        54 7/8
    Third Quarter................................      67 1/2        45
    Fourth Quarter...............................      57            39 3/4

Fiscal year ending April 3, 1999
    First Quarter................................     54 5/8         25 5/8
    Second Quarter...............................     36 5/8         23 1/4
    Third Quarter (through December 18, 1998)....     45 1/4         18 7/8

                                 DIVIDEND POLICY

         To date the Company has not declared or paid cash dividends on its Common Stock. The Board presently intends to retain all earnings for use in the Company's business and therefore does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future.

                              PLAN OF DISTRIBUTION

         Warrantholder or its permitted transferees (collectively the "Selling Shareholders") may sell all or a portion of the Shares from time to time on the Nasdaq National Market for their own accounts at prices prevailing in the public market at the times of such sales. The Selling Shareholders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. The Selling Shareholders will bear all sales commissions and similar expenses related to the sale of the Shares. The Company will pay all expenses related to the registration of the Shares pursuant to the Registration Statement of which this Prospectus is a part (the "Registration Statement"). None of the Shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement.

         Each Selling Shareholder and any broker executing selling orders on behalf of a Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholder (and from any purchaser of shares in such transaction). Usual and customary brokerage fees will be paid by the Selling Shareholder.

         There can be no assurances that Warrantholder will sell any or all of the Shares of Common Stock offered hereunder.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

         The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Lattice Semiconductor Corporation for the year ended March 28, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that site is http://www.sec.gov. The Common Stock is traded on the Nasdaq National Market. The foregoing materials should also be available for inspection at the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, MD 20850.

         This Prospectus contains information concerning Lattice Semiconductor Corporation and the sale of its Common Stock by the Selling Shareholders, but does not contain all the information set forth in the Registration Statement which the Company has filed with the Commission under the Securities Act. The Registration Statement, including various exhibits, may be inspected at the Commission's office in Washington, D.C.

         The following documents filed with the Commission are incorporated herein by reference:

         (a) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 1998, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

         (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 1998, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

         (c) The Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1998, filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

         (d) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 27, 1989, pursuant to
                  Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

         (e) The description of the preferred stock purchase rights of the Company contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 13, 1991.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to the Company's Chief Financial Officer at 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421. The Company's telephone number at that location is (503) 681-0118.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Securities and Exchange Commission registration fee........   $   666.77
    Fees and expenses of counsel...............................     8,000.00
    Fees and expenses of accountants...........................     2,000.00
    Blue sky fees and expenses.................................     1,500.00
    Miscellaneous..............................................       333.23
                                                                  ----------
         Total ................................................   $12,500.00
                                                                  ----------
                                                                  ----------

         Except for the Securities and Exchange Commission registration fee, all of the foregoing expenses have been estimated. All of the above expenses will be paid by the Registrant.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation (the "Certificate") limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for their conduct as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law.

         Section 145 of the Delaware General Corporation Law ("Delaware Law") provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

         Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be permitted to foregoing provisions and agreements, the Registrant has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Exchange Act and is therefore unenforceable.

ITEM 16.          EXHIBITS.

    Exhibit
    Number                             Description
-------------   ----------------------------------------------------------------
      4.1       Form of Warrant to Purchase Shares of Common Stock dated May
                5, 1998.
      5.1       Opinion of Wilson Sonsini Goodrich & Rosati,
                Professional Corporation, Counsel to the Registrant.
     24.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants.
     24.2       Consent of Wilson Sonsini Goodrich & Rosati, Professional
                Corporation, Counsel to the Registrant (included in
                Exhibit 5.1).
     25.1       Power of Attorney (see page II-3)

ITEM 17.          UNDERTAKINGS.

         (a)      The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on this 17th day of December 1998.

                                      LATTICE SEMICONDUCTOR CORPORATION

                                     By: /s/ Cyrus Y. Tsui
                                        ---------------------------------------
                                         Cyrus Y. Tsui
                                         President, Chief Executive Officer and
                                         Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Cyrus Y. Tsui and Stephen A. Skaggs, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature                             Title                               Date
--------------------  -------------------------------------------------  -------------------
/s/ Cyrus Y. Tsui     President, Chief Executive Officer (Principal
--------------------  Executive Officer) and Chairman of the Board of    December 17, 1998
Cyrus Y. Tsui         Directors

/s/ Stephen A. Skaggs
--------------------  Senior Vice President, Chief Financial Officer     December 17, 1998
Stephen A. Skaggs     (Principal Financial Officer) and Secretary

/s/ Mark O. Hatfield
--------------------  Director                                           December 17, 1998
Mark O. Hatfield

/s/ Daniel S. Hauer
--------------------  Director                                           December 17, 1998
Daniel S. Hauer

/s/ Harry A. Merlo
--------------------  Director                                           December 17, 1998
Harry A. Merlo

/s/ Larry W. Sonsini
--------------------  Director                                           December 17, 1998
Larry W. Sonsini

/s/ Douglas C. Strain
--------------------  Director                                           December 17, 1998
Douglas C. Strain

                        LATTICE SEMICONDUCTOR CORPORATION

                       REGISTRATION STATEMENT ON FORM S-3

                                INDEX TO EXHIBITS


 Exhibit
 Number                                Description
---------   ---------------------------------------------------------------------
  4.1       Form of Warrant to Purchase Shares of Common Stock dated May 5, 1998.
  5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation, Counsel to the Registrant.
 24.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants.
 24.2       Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation, Counsel to the Registrant (included in Exhibit 5.1).
 25.1       Power of Attorney (see page II-3).